Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2021

Strengthening demand expected to drive 2Q21 revenue growth
Reaffirms full year 2021 financial guidance
Increased balance sheet flexibility with the completion of convertible debt transaction

ELYRIA, Ohio - (May 5, 2021) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended March 31, 2021.

Key Metrics (1Q21 versus 1Q20*)
•Reported net sales decreased 10.2% to $196.2 million, and constant currency net sales(a), which excludes the 1Q20 Dynamic Controls divestiture, decreased 14.2%.
◦Prior year first quarter performance was not impacted by the pandemic.
◦Revenue growth in respiratory products was more than offset by lower sales of mobility and seating and lifestyle products, which continue to be impacted by the pandemic, as well as supply chain disruptions which hampered order fulfillment during the quarter.
•Gross profit as a percent of net sales was 27.8%, a decrease of 100 basis points, attributable to unfavorable manufacturing variances due to supply chain and logistics challenges which temporarily delayed revenues and inefficiencies associated with disrupted production.
•Reported SG&A expense improved by $2.9 million, or 4.7%, and constant currency SG&A(b) improved by $5.1 million, or 8.4%, driven primarily by reduced employment costs, lower commercial expenses including reduced commissions on lower net sales.
•Operating loss was $5.7 million, a decline of $15.2 million, due to lower gross profit as a result of reduced net sales partially offset by reduced SG&A expenses.
◦Prior year operating profit included a gain of $9.6 million from the divestiture of Dynamic Controls.
•Adjusted EBITDA(d) was $1.5 million, a decline of $4.4 million, due to reduced gross profit on lower sales offset by lower SG&A expense.
•Free cash flow(e) usage was $17.9 million, an increase of $5.9 million. 1Q21 usage included the funding of $8 million one-time payments related to severance costs for German plant consolidation and value added tax payments deferred from 2020, which were previously disclosed, and increases to inventory.

* Date format is quarter and year in each instance

Key Financial Results (1Q21 versus 1Q20)

(in millions USD)	1Q21	1Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$196.2	$218.4	$(22.2)	(10.2)%
Constant Currency Net Sales (1)	$185.1	$215.6	$(30.5)	(14.2)%
Gross Profit	$54.6	$63.0	$(8.4)	(13.3)%
Gross Profit % of Net Sales	27.8%	28.8%		(100 bps)
SG&A	$58.8	$61.7	$2.9	4.7%
Constant Currency SG&A (1)	$55.8	$60.9	$5.1	8.4%
Operating Income (Loss)	$(5.7)	$9.4	$(15.2)	--
Adjusted EBITDA	$1.5	$5.9	$(4.4)	(74.8)%
Free Cash Flow Usage	$(17.9)	$(12.0)	$(5.9)	(49.3)%
(1) Based on 1Q20 FX rates
Executive Summary
Commenting on 1Q21 results, Matt Monaghan, chairman, president, and chief executive officer, said "We entered 2021 with strong demand for lifestyle and respiratory products and strengthening demand for mobility & seating products. We see these trends continuing into the second quarter. Despite good demand, our first quarter revenues were lower by approximately $15 million of firm orders didn't ship and become revenue in the quarter as a result of various supply chain disruptions, which impacted all regions. Component delays and parts shortages prevented the timely delivery of confirmed orders and led to a higher than typical backlog, with the additional backlog expected to convert to net sales within the next two quarters. As our team continues to rise to the challenge of supporting our customers globally, we will mitigate further disruptions by investing in additional inventory in the short-term.

Looking forward, I am encouraged as our healthy order book, high backlog, and early second quarter indicators demonstrate that demand remains strong, further establishing that the revenue decline in 1Q21 was temporary in nature. Based on revenues to date through April 2021 and projecting those trends for the full quarter, we anticipate constant currency net sales growth in the mid-single digit range for 2Q21 compared to the prior year. As pandemic related restrictions ease and supply chain disruptions subside, we anticipate significant improvement in our results during the second half of the year, driven by strengthening demand for our products, backlog reduction, fulfillment of pent-up demand, and increased adoption of compelling new products.

In addition, we were pleased to have opportunistically completed a debt transaction during the quarter which strengthened our balance sheet, providing a clear runway to execute our growth strategy for the next few years. As a result, we have continued confidence in our ability to achieve our previously disclosed full year guidance for net sales, Adjusted EBITDA, and free cash flow."

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "Free cash flow usage in the quarter was in line with 1Q20, with the consideration of funding one-time items as previously discussed. The company did a great job managing working capital to offset delayed sales impacted by supply chain disruptions. We also increased our financial flexibility with the issuance of new convertible notes which allowed us to retire nearly all of our 2022 debt and extend the overall debt maturity profile to 2026."

Reaffirms Full Year 2021 Guidance

The company reaffirms its financial guidance for the full year 2021 consisting of:

•Constant currency net sales growth in the range of 4% to 7%;
•Adjusted EBITDA improvement of 41%, to $45 million; and,
•Free cash flow of $5 million.

The company expects restoration of access to healthcare, normalization of the global supply chain, and fulfillment of its excess order backlog, which was elevated at the end of 1Q21, will yield improved financial performance with growth in revenue, profitability and free cash flow for the year.

Based on revenue to date through April 2021 and projecting those trends for the full quarter, constant currency net sales are anticipated to increase in the mid-single digit range for 2Q21 compared to the prior year, as well as improve sequentially throughout the year. This increase is driven by positive trends in each of the segments as order intake continues to strengthen and a portion of the elevated backlog has been shipped and billed to customers. Additionally, the volume and value of mobility and seating quotes in North America are showing clear signs of improvement, a key indicator for future period growth.

1Q21 Segment Results versus 1Q20

(in millions USD)	Net Sales				Operating Income (Loss)
	1Q21	1Q20	Reported % Change	Constant Currency % Change	1Q21	1Q20	% Change
Europe	$112.8	$121.0	(6.8)%	(14.8)%	$3.8	$6.9	(44.1)%
North America	76.0	87.0	(12.6)	(13.1)	(2.4)	(2.0)	(16.1)
All Other	7.5	10.5	(29.0)	(16.4)	(5.6)	(3.6)	(58.6)

Globally, net sales continued to be impacted by the pandemic with public health restrictions in certain countries continuing to limit access to healthcare professionals and institutions needed for certain product selections. 1Q20 financial performance was not impacted by the pandemic. In addition, supply chain disruptions related to transportation and logistics, and parts shortages delayed receipt of components which limited conversion of orders to shipments in the quarter.

Europe - Constant currency net sales decreased 14.8% with lower sales of mobility and seating and lifestyle products partially offset by growth in respiratory products. This revenue decline is less than the declines experienced in 2Q20 and 3Q20 as a result of limitations in healthcare access but also impacted by supply chain disruptions noted above. Gross profit declined by $4.0 million, or 160 basis points, due to reduced net sales and unfavorable operational variances. Operational variances were impacted by supply chain disruptions which impacted volume in the company's assembly locations. Operating income was

$3.8 million, a decrease of $3.0 million, due to reduced gross profit as result of lower net sales partially offset by reduced SG&A expense.

North America - Constant currency net sales decreased 13.1% with higher sales of respiratory products more than offset by lower sales of mobility and seating and lifestyle products. This revenue decline is higher than experienced for mobility & seating and lifestyle products in 2Q20 and 3Q20 impacted by supply chain disruptions and continued limitation to healthcare access, including long-term care facilities. Gross profit as a percentage of sales was flat, while gross profit declined $3.9 million driven by lower revenues and unfavorable manufacturing variances, partially offset by favorable product mix and lower material costs. Operating loss increased by $0.3 million primarily due to reduced gross profit on lower net sales offset by lower SG&A expense.

All Other - Constant currency net sales in the Asia Pacific region decreased 16.4% due to lower sales of lifestyle products partially offset by growth in mobility and seating products. Operating loss for All Other increased $2.1 million primarily as a result of lower profitability in the Asia Pacific business impacted by lower net sales, unfavorable foreign currency transactions and the divestiture of Dynamic Controls in 1Q20. Corporate All Other expenses increased primarily related to stock compensation expense.

Financial Condition

The company's cash and cash equivalents balances were $86.1 million and $105.3 million at March 31, 2021, and December 31, 2020, respectively. The change was primarily the result of cash used for operating activities and capital expenditures. Financing activities during 1Q21 resulted in a net use of cash of $2.5 million which included net proceeds from the completion of a convertible debt offering offset by debt payments related to the repayment and retirement of 2021 and 2022 convertible debt as well as repayments of borrowings under the company's ABL credit facilities.

Free cash flow usage in 1Q21 was $17.9 million, unfavorable by $5.9 million as compared to 1Q20 due to the funding of one-time payments related to the German plant consolidation ($5.0 million) and value added tax payments deferred from 2020 ($2.8 million), which were previously disclosed. Free cash flow usage for 1Q21 funded operating activities supporting working capital needs, primarily in inventories and accrued expenses partially offset by lower accounts receivable. 1Q21 inventory levels were elevated as a result of supply chain disruptions which increased goods-in-transit and created a higher backlog of certain components which could not be converted into complete products.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its first quarter 2021 financial results on Thursday, May 6, 2021 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-394-8218, or for international callers 786-789-4776, and enter Conference ID 2946784. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e548c01978e3d9562b119968f68aae878. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 2946784 and PIN 8398, through May 13, 2021. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•May 25, 2021 - UBS Global Healthcare Conference (virtual)
•June 16, 2021 - IDEAS Investor Conference (virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions and impact on the demand for the company’s products; the ability of the company to obtain needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory or accounts receivable levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, such as its new product introductions, commercialization plans, additional investments in sales force and demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight and logistics costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2021	2020
Net sales	$196,202	$218,440
Cost of products sold	141,564	155,452
Gross Profit	54,638	62,988
Selling, general and administrative expenses	58,821	61,738
Gain on sale of business	—	(9,590)
Charges related to restructuring activities	1,552	1,392
Operating Income (Loss)	(5,735)	9,448
Loss on debt extinguishment including debt finance charges and fees	709	—
Interest expense - net	5,730	6,616
Earnings (Loss) Before Income Taxes	(12,174)	2,832
Income tax provision	1,870	2,100
Net Income (Loss)	(14,044)	732

Net Income (Loss) per Share—Basic	$(0.41)	$0.02

Weighted Average Shares Outstanding—Basic	34,495	33,784

Net Income (Loss) per Share—Assuming Dilution *	$(0.41)	$0.02

Weighted Average Shares Outstanding—Assuming Dilution	35,210	33,853
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended
	March 31
	2021	2020
Net Income (Loss) per share - assuming dilution*	$(0.41)	$0.02
Weighted average shares outstanding- assuming dilution	34,495	33,853
Net Income (Loss)	(14,044)	732
Income tax provision	1,870	2,100
Income (Loss) Before Income Taxes	(12,174)	2,832
Convertible debt discount amortization and accretion	870	2,732
Gain on sale of business	—	(9,590)
Loss on debt extinguishment including debt finance charges and fees	709	—
Adjusted Loss Before Income Taxes	(10,595)	(4,026)
Adjusted Income Taxes	1,870	3,088
Adjusted Net Loss(f)	$(12,465)	$(7,114)

Weighted Average Shares Outstanding - Assuming Dilution	34,495	33,784
Adjusted Net Loss per Share(c) - Assuming Dilution*	$(0.36)	$(0.21)
__________
"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(d)

	Three Months Ended
(In thousands)	March 31
	2021	2020
Net Income (Loss)	$(14,044)	$732
Income tax provision	1,870	2,100
Interest expense - net	5,730	6,616
Loss on debt extinguishment including debt finance charges and fees	709	—
Operating Income (Loss)	(5,735)	9,448
Gain on sale of business	—	(9,590)
Depreciation and amortization	4,079	3,407
EBITDA	(1,656)	3,265
Charges related to restructuring activities	1,552	1,392
Stock compensation expense	1,580	1,200
Adjusted EBITDA(d)	$1,476	$5,857

__________
"Adjusted EBITDA(d)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $19,503,000 for the three months ended March 31, 2021 compared to $27,237,000 for the three months ended March 31, 2020. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2021	2020	Change
Revenues from external customers
Europe	$112,775	$120,968	$(8,193)
North America	75,974	86,971	(10,997)
All Other (sales in Asia Pacific)	7,453	10,501	(3,048)
Consolidated	$196,202	$218,440	$(22,238)

Operating income (loss)
Europe	$3,832	$6,850	$(3,018)
North America	(2,375)	(2,045)	(330)
All Other	(5,640)	(3,555)	(2,085)
Charge related to restructuring activities	(1,552)	(1,392)	(160)
Gain on sale of business	—	9,590	(9,590)
Consolidated operating income (loss)	(5,735)	9,448	(15,183)
Loss on debt extinguishment including debt finance charges and fees	(709)	—	(709)
Net interest expense	(5,730)	(6,616)	886
Earnings (loss) before income taxes	$(12,174)	$2,832	$(15,006)

__________
“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended March 31, 2021 compared to March 31, 2020:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	(6.8)%	8.0%	—%	(14.8)%
North America	(12.6)	0.5	—	(13.1)
All Other (sales in Asia Pacific)	(29.0)	14.1	(26.7)	(16.4)
Consolidated	(10.2)%	5.3%	(1.3)%	(14.2)%

__________
"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)	March 31, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$86,052	$105,298
Trade receivables, net	99,773	108,588
Installment receivables, net	239	379
Inventories, net	132,394	115,484
Other current assets	35,483	44,717
Total Current Assets	353,941	374,466
Other Assets	5,643	5,925
Intangibles, net	28,066	27,763
Property and Equipment, net	57,793	56,243
Finance Lease Assets, net	69,096	64,031
Operating Lease Assets, net	14,053	15,092
Goodwill	407,726	402,461
Total Assets	$936,318	$945,981
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$93,111	$85,424
Accrued expenses	112,278	126,273
Current taxes payable	2,470	3,359
Current portion of long-term debt	4,840	5,612
Current portion of finance lease obligations	3,584	3,405
Current portion of operating lease obligations	5,610	6,313
Total Current Liabilities	221,893	230,386
Long-Term Debt	283,750	239,441
Long-Term Obligations - Finance Leases	68,346	63,137
Long-Term Obligations - Operating Leases	8,356	8,697
Other Long-Term Obligations	71,272	70,474
Shareholders’ Equity	282,701	333,846
Total Liabilities and Shareholders’ Equity	$936,318	$945,981

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(e)

	Three Months Ended
(In thousands)	March 31
	2021	2020
Net cash used by operating activities	$(13,760)	$(9,839)
Plus:
Sales of property and equipment	23	4
Less:
Purchases of property and equipment	(4,118)	(2,121)
Free Cash Flow(e) (usage)	$(17,855)	$(11,956)

__________
"Free Cash Flow(e) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2021 and March 31, 2020, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(h) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) Per Share to Adjusted Net Loss per Share” table included in this press release.
(d) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, loss on debt extinguishment including debt finance charges and fees, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, and share-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(e) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table included in this press release.
(f) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income tax provision and excluding convertible debt discount amortization and accretion recorded in interest expense ($0.9 million for the three months ended March 31, 2021 and $2.7 million for the three months ended March 31, 2020), loss on debt extinguishment including debt finance charges and fees ($0.7 million pre-tax for the three months ended March 31, 2021), gain on sale of business ($9.6 million pre-tax for the three months ended March 31, 2020) and additional adjusted income taxes ($1.0 million for the three months ended March 31, 2020). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls, which was sold in March 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.